EXHIBIT 99.2

Company Contact:	Herb Mueller
Chief Financial Officer
(678) 775-6900

Investor Relations Contact:	Bill Zima
Integrated Corporate Relations
(203) 682-8200

Delta Apparel Announces Two-for-One Stock Split

-Board of Directors Approves 14.3% Increase in Dividend-

DULUTH, Ga.—April 28, 2005—Delta Apparel, Inc. (AMEX: DLA) today announced that the Company’s Board of Directors approved a two-for-one stock split of the Company’s common stock. The authorized shares of Delta Apparel’s common stock will be increased from 7,500,000 to 15,000,000. The record date for the stock split will be May 18, 2005, and the split will be effective and shares distributed on May 31, 2005. The stock split will increase the number of shares presently outstanding from approximately 4.2 million to approximately 8.4 million.

The Company also announced today that its Board of Directors approved a quarterly dividend of $0.04 per common share that will be payable May 31, 2005 to shareholders of record as of the close of business on May 18, 2005. The $0.04 per common share dividend payment is the amount that will be paid to investors after the transaction of the stock split (equivalent to $0.08 per common share outstanding prior to the May 18th stock split transaction date). This is a 14.3% increase to its regular quarterly dividend compared to the prior quarter. This dividend was declared pursuant to the Company’s previously announced quarterly dividend program, which the Company may amend or terminate at any time.

Robert W. Humphreys, President and CEO, commented, “We are pleased to reward our shareholders with an increased quarterly dividend and believe that our two-for-one stock split will enhance the company’s liquidity and make our stock more attractive to a broader range of investors. We are encouraged by the strength of our brand portfolio and the growth opportunities in our business have never been better. Our company remains firmly committed to building long-term value for our shareholders and the preceding initiatives are an important part of this strategy.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,300 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.